Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Transocean Ltd.’s Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-115456) pertaining to the Long-Term Incentive Plan of Transocean Inc. of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Transocean Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Transocean Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
December 18, 2008